Exhibit 99.1

For further information contact: Ronald Anderson, President and CEO (610) 644-9400
Release Date:           April 29, 2011
For Immediate Release

MALVERN FEDERAL BANCORP, INC. ANNOUNCES RESULTS FOR THE SECOND QUARTER OF FISCAL 2011

Paoli, Pennsylvania – Malvern Federal Bancorp, Inc. (the “Company”) (NASDAQ: MLVF), the “mid-tier” holding company for Malvern Federal Savings Bank (the “Bank”), today announced a net loss for the three months ended March 31, 2011 of $4.7 million compared to net loss of $1.2 million for the three months ended March 31, 2010. On a per share basis, the Company is reporting a net loss of $0.80 per share for the quarter ended March 31, 2011, compared to a net loss of $0.21 per share for the quarter ended March 31, 2010.  Additionally, the Company reported a net loss of $5.4 million, or $0.93 per share, for the six months ended March 31, 2011 compared to net loss of $1.2 million, or $0.21 per share, for the six months ended March 31, 2010.

Ronald Anderson, President and CEO of the Company said, “The economic recession and the slowdown in the real estate market continues to adversely affect our borrowers and, more notably, we are continuing to see significant declines in collateral values reflected in the updated appraisals obtained for properties securing real estate loans.  A number of classified loans either went delinquent or defaulted during the March 31, 2011 quarter.  Based on the continued deterioration of collateral values, our recent loss experience, and the fact that there is little or no prospect for near-term recovery in the real estate market and little evidence of any improvement in the general conditions of our marketplace, we made a decision to significantly increase our coverage ratio within our general allowance.  As a result, our “allowance for loan losses as a percent of non-accrual loans” increased from 32.44% to 64.50%, or a 99% increase.  Unfortunately, these conditions contributed to our $4.7 million loss this quarter.  As a result of this action we should be in a better position to strengthen our balance sheet and income statement in the upcoming quarters.”

The provision for loan losses was $8.1 million for the quarter ended March 31, 2011 compared to $3.6 million for the quarter ended March 31, 2010. For the six months ended March 31, 2011, the provision for loan losses was $10.0 million compared to $4.6 million for the six months ended March 31, 2010. The $4.5 million increase in our provision for loan losses for the quarter ended March 31, 2011 compared to the second quarter of fiscal 2010 was due primarily to increases in our general allowance in residential mortgage, commercial real estate and second mortgage loans during the March 31, 2011 quarter. The Company’s net charge-offs to the allowance for loan losses amounted to $5.3 million and $7.8 million, respectively, for the three months and six months ended March 31, 2011.  During the quarter ended March 31, 2011, our net charge-offs for single-family residential mortgage loans, commercial real estate loans and second-mortgage loans were $1.8 million, $1.9 million and $1.5 million, respectively.  Our charge-offs during the second quarter of fiscal 2011 were due primarily to three single-family residential mortgage loans with aggregate charge-offs of $1.8 million, one commercial loan relationship, consisting of three loans secured by equipment and two parcels of mixed-use real estate located in Franklin County, Pennsylvania, with a $1.3 million charge-off, and 24 second mortgage loans with $1.5 million in aggregate charge-offs in the quarter.

In addition to increased charge-off amounts during the quarter ended March 31, 2011, recent appraisals received on properties securing our residential mortgage loans (both first and second mortgage loans), particularly those with balances of $1.0 million or more, and commercial real estate loans showed continued deterioration.  Commercial real estate values in our market area continue to show weakness with little evidence that there will be improvement in the near future.  As a result of the increased loss experience during the quarter and the continuing decline in real estate values, in assessing its allowance for loan losses the Bank increased the coverage amounts associated with the residential mortgage, commercial real estate and second mortgage portfolios. As of March 31, 2011, the balance of the allowance for loan losses was $10.4 million, or 1.97% of gross loans and 64.50% of non-accruing loans.

At March 31, 2011, the Company’s total non-accrual loans amounted to $16.1 million, or 3.05% of total loans, compared to $18.6 million of non-accrual loans, or 3.47% of total loans at December 31, 2010 and $19.9 million of non-accrual loans, or 3.60% of total loans at September 30, 2010.  Total non-accruing loans were reduced by $2.5 million on a linked quarter basis due primarily to transfers to other real estate owned (“REO”) in the amount of $3.4 million and a $1.0 million reduction in non-accrual second mortgage loans due primarily to net charge offs. These reductions were partially offset by an additional $2.5 million of commercial real estate loans being placed on non-accrual status during the quarter.

The Company’s net interest income for the three and six months ended March 31, 2011 was $4.9 million and $9.7 million, respectively, an increase of $67,000 and $141,000, respectively from the three and six months ended March 31, 2010. The Company's net interest rate spread of 2.95% and net interest margin of 3.07% for the three months ended March 31, 2011 increased when compared to a net interest rate spread of 2.80% and a net interest margin of 2.99% for the second quarter of fiscal 2010.  Similarly, the Company's net interest rate spread of 2.89% and net interest margin of 3.00% for the first six months of fiscal 2011 increased when compared to a net interest rate spread of 2.72% and a net interest margin of 2.94% for the first six months of fiscal 2010.

The Company’s interest and dividend income decreased by $791,000 in the three month period ended March 31, 2011 compared to the three month period ended March 31, 2010.  Interest income earned decreased in the three months ended March 31, 2011 over the prior comparable period in fiscal 2010 due primarily to a decline in the average balance of loans and lower average yields on loans and investment securities in the fiscal 2011 quarter.  During the second quarter of fiscal 2011 compared to the second quarter of fiscal 2010, the average yield on the Company’s loan portfolio decreased by 11 basis points to 5.25% from 5.36%. The average balance of loans receivable decreased by $58.9 million, or 9.9%, in the second quarter of fiscal 2011 compared to the second quarter of fiscal 2010, as a result of the lending restrictions imposed by the Supervisory Agreement that the Bank entered into with the Office of Thrift Supervision in October 2010, stricter loan underwriting standards utilized by the Bank in recent periods and a decline in overall loan demand. The average yield on investment securities decreased to 1.96% for the three months ended March 31, 2011 from 3.16% for the same period in fiscal 2010 while the average balance of investment securities increased by $48.6 million during the three months ended March 31, 2011 compared to the prior fiscal year period.

The Company’s interest and dividend income decreased by $1.8 million in the six month period ended March 31, 2011 compared to the six month period ended March 31, 2010.  During the first six months of fiscal 2011 compared to the first six months of fiscal 2010, the average yield on the Company’s loan portfolio decreased by 13 basis points to 5.33% from 5.46%.  The average balance of loans receivable decreased by $60.4 million, or 10.1% in the first six months of fiscal 2011 compared to the first six month of fiscal 2010, again, primarily as a result of the lending restrictions imposed by the Supervisory Agreement, stricter loan underwriting standards and a decline in overall loan demand.  Average yields on investment securities decreased to 1.95% for the six months ended March 31, 2011 from 3.24% for the same period ended 2010. The average balances of investment securities increased by $44.2 million during the six months ended March 31, 2011 compared to the prior fiscal year period.

The Company’s interest expense for the three month period ended March 31, 2011 was $2.5 million, a decrease of $858,000 from the three month period ended March 31, 2010. There was a $356,000 decrease in interest expense on deposits and a $502,000 decrease in interest on FHLB borrowings during the second quarter of fiscal 2011 compared to the second quarter of fiscal 2010.  The average balance of deposit accounts increased by $43.5 million, or 8.7%, in the second quarter of fiscal 2011 compared to the second quarter of fiscal 2010, due primarily to our new Concordville, Delaware County branch which opened in mid-September 2010 and which had $43.7 million in deposits at March 31, 2011. The average rate paid on deposits decreased to 1.53% for the second quarter of fiscal 2011 from 1.96% for the second quarter of fiscal 2010. The average rate paid on borrowed funds decreased to 3.44% in the second quarter of fiscal 2011 compared to 4.24% in the second quarter of fiscal 2010.

The Company’s interest expense for the six month period ended March 31, 2011 was $5.4 million, a decrease of $1.9 million from the six month period ended March 31, 2010 due to a $739,000 decrease in interest expense on deposits and a $1,167,000 decrease in interest on FHLB borrowings. The average rate paid on deposits decreased to 1.64% for the first six months of fiscal 2011 from 2.10% for the first six months of fiscal 2010 due to the maturity of certain higher costing certificates of deposit. The average rate paid on borrowed funds decreased to 3.49% in the first six months of fiscal 2011 compared to 4.54% in the first six months of fiscal 2010, due to the repayment of certain relatively higher-costing long-term FHLB borrowings.

The Company's other, or non-interest, income decreased by $90,000 to $450,000 for the three months ended March 31, 2011 over the comparable prior year period. The decrease was due primarily to a $145,000 decrease in service charges, primarily related to declining checking account related fees, as well as a decline in other loan fees. This was partially offset by a $19,000 net gain on sale of other real estate owned in 2011 compared to a net loss on the sale of REO in the amount of $34,000 in the March 31, 2010 quarter.

The Company's other income decreased by $276,000 to $871,000 for the six months ended March 31, 2011 over the comparable prior fiscal year period.  The decrease in other income during the six month period in fiscal 2011 was due primarily to a decrease in the amount of $288,000 in service charges, primarily related to declining checking account related fees, as well as a decline in other loan fees.

Other, or non-interest, expense of the Company increased by $617,000 in the quarter ended March 31, 2011 over the comparable prior fiscal year period. The increase in other operating expenses in the second quarter of fiscal 2011 compared to the second quarter of fiscal 2010 was due primarily to $176,000 increase in salaries and employee benefits, primarily as a result of the opening of the Concordville branch in September 2010, an $85,000 increase in occupancy expense, a $181,000 increase in professional services, and a $171,000 increase in REO expense. The increase in professional fees was primarily due to the legal costs associated with work out efforts on troubled loans.  For the second quarter of fiscal 2011, the Company had an income tax benefit of $2.5 million compared to an income tax benefit of $867,000 for the second quarter of fiscal 2010.

Other expense of the Company increased by $659,000 for the six months ended March 31, 2011 over the comparable prior fiscal year period due primarily to a $169,000 in additional occupancy expenses, a $326,000 increase in professional fees due primarily to the legal costs associated with work out efforts on troubled loans, a $440,000 increase in REO expense, a $24,000 increase in salaries and employee benefits and a $93,000 increase in other operating expenses related to loans and the opening of the new branch office in September 2010. These increases were partially offset by a $165,000 reduction in federal deposit insurance premiums and a $214,000 decrease in data processing costs.  For the first six months of fiscal 2011, the Company had an income tax benefit of $3.0 million compared to income tax benefit of $955,000 for the first six months of fiscal 2010.

The Company’s total assets amounted to $672.8 million at March 31, 2011 compared to $720.5 million at September 30, 2010.  The primary reason for the $47.7 million decrease in assets during the first six months of fiscal 2011 was a decrease in cash and cash equivalents in the amount of $51.2 million, a $28.3 million decrease in net loans receivable and a $1.9 million decrease in other assets at March 31, 2011 compared to September 30, 2010. Partially offsetting such decreases was a $30.7 million increase in investment securities and a $3.4 million increase in deferred taxes. Total deposits decreased $37.1 million, or 6.21%, to $559.8 million at March 31, 2011 compared to September 30, 2010. The Company’s total REO amounted to $5.4 million at March 31, 2011 compared to $5.3 million at September 30, 2010.  The $114,000 reduction in REO at March 31, 2011 compared to September 30, 2010, was due to $4.0 million in net sales and $903,000 in reductions in fair value, which reductions in fair value were reflected in other REO expense during the first six months of fiscal 2011. Partially offsetting the sales activity and reductions in fair value of our REO was $5.0 million in additions in REO during the first six months of fiscal 2011, which included $2.8 million for four single-family residential properties, two commercial mixed use properties in the amount of $1.1 million and one multi-family property in the amount of $1.1 million. At March 31, 2011, we had $11.4 million of loans classified as performing troubled debt restructurings (“TDRs”).  During the quarter ended March 31, 2011 five performing commercial real estate loans in the aggregate amount of $5.9 million were restructured and included as TDRs at quarter end.

Shareholders’ equity decreased by $6.3 million to $59.9 million at March 31, 2011 compared to $66.2 million at September 30, 2010 primarily due to a decrease in retained earnings.  Retained earnings decreased by $5.5 million to $37.3 million during the first six months of fiscal 2011 as a result of the $5.4 million net loss and $81,000 in cash dividends paid during the first six months of fiscal 2011.

Malvern Federal Bancorp, Inc., of Pennsylvania is the “mid-tier” holding company for Malvern Federal Savings Bank.  Malvern Federal Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1887.  The Bank conducts business from its headquarters in Paoli, Pennsylvania, a suburb of Philadelphia, as well as eight other financial centers located throughout Chester and Delaware County, Pennsylvania.

This press release contains certain forward looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Malvern Federal Bancorp, and changes in the securities markets.   Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in beliefs, expectations or events.

MALVERN FEDERAL BANCORP, INC.

SELECTED FINANCIAL AND OTHER DATA (unaudited)

	At March 31,	At September 30,
	2011	2010
	(Dollars in thousands)
Selected Financial Condition Data:
Total assets	$672,788	$720,506
Loans receivable, net	519,007	547,323
Securities held to maturity	4,032	4,716
Securities available for sale	72,139	40,719
FHLB borrowings	49,599	55,334
Deposits	559,786	596,858
Shareholders’ equity	59,894	66,207
Total liabilities	612,894	654,299
Allowance for loan losses	10,366	8,156
Non-accrual loans	16,071	19,861
Non-performing assets	21,500	25,176
Performing troubled debt restructurings	11,427	11,976
Non-performing assets and performing troubled debt restructurings	32,927	37,152

	Three Months Ended March 31,
	2011	2010
	(Dollars in thousands, except per share data)
Selected Operating Data:
Total interest and dividend income	$7,418	$8,209
Total interest expense	2,508	3,366
Net interest income	4,910	4,843
Provision for loan losses	8,142	3,637
Net interest income after provision for loan losses	(3,232)	1,206
Total other income	450	540
Total other expense	4,455	3,838
Income tax benefit	(2,533)	(867)
Net loss	$(4,704)	$(1,225)
Net loss per share	$(0.80)	$(0.21)
Dividends declared per share	$0.00	$0.03

	Six Months Ended March 31,
	2011	2010
	(Dollars in thousands, except per share data)
Selected Operating Data:
Total interest and dividend income	$15,118	$16,883
Total interest expense	5,411	7,317
Net interest income	9,707	9,566
Provision for loan losses	10,042	4,582
Net interest income after provision for loan losses	(335)	4,984
Total other income	871	1,147
Total other expense	8,958	8,299
Income tax benefit	(2,979)	(955)
Net loss	$(5,443)	$(1,213)
Net loss per share	$(0.93)	$(0.21)
Dividends declared per share	$0.03	$0.06

	Three Months Ended March 31,		Six Months Ended March 31,
	2011	2010	2011	2010
Selected Financial Ratios and Other Data(1)
Selected Operating Ratios:
Average yield on interest-earning assets	4.64%	5.08%	4.68%	5.20%
Average rate on interest-bearing liabilities	1.69	2.28	1.79	2.48
Average interest rate spread(2)	2.95	2.80	2.89	2.72
Net interest margin(3)	3.07	2.99	3.00	2.94
Total non-interest expense to average assets	2.61	2.24	2.59	2.42
Efficiency ratio(4)	83.12	71.30	84.69	77.47
Return on average assets	(2.76)	(0.72)	(1.57)	(0.35)
Return on average equity	(28.97)	(6.91)	(16.57)	(3.46)

Asset Quality Ratios(5):
Non-accrual loans as a percent of total loans receivable	3.05%	4.36%	3.05%	4.36%
Non-performing assets as a percent of total assets	3.20	4.23	3.20	4.23
Non-performing assets and performing troubled debt restructurings as a percent of total assets	4.89	6.10	4.89	6.10
Allowance for loan losses as a percent of non-accrual loans	64.50	32.44	64.50	32.44

Capital Ratios(5):
Total risk-based capital to risk weighted assets	12.51%	12.87%	12.51%	12.87%
Tier 1 risk based capital to risk weighted assets	11.25	11.86	11.25	11.86
Tangible capital to tangible assets	8.01	8.82	8.01	8.82
Tier 1 leverage (core) capital to adjustable tangible assets	8.01	8.82	8.01	8.82
Shareholders’ equity to total assets	8.90	9.78	8.90	9.78
_______________________________________
(1) Ratios have been annualized where appropriate.
(2) Average interest rate spread represents the difference between the weighted average yield on interest earning assets and the weighted average cost of interest bearing liabilities.
(3) Net interest margin represents net interest income as a percentage of average interest-earning assets.
(4) The efficiency ratio represents the ratio of non-interest expense divided by net interest income and total other income.
(5) Asset quality ratios are end of period ratios. Capital ratios are end of period ratios and are at Bank level except for shareholders’ equity to total assets.

The table below sets forth the amounts and categories of loans delinquent more than 30 days but less than 90 days at the dates indicated.

	March 31, 2011	December 31, 2010	September 30, 2010
	(Dollars in thousands)
31-89 Days Delinquent:
Residential mortgage	$1,245	$2,753	$1,678
Construction and development:
Residential and commercial	648	-	-
Commercial:
Commercial	1,020	6,363	776
Other	253	-	209
Consumer:
Home equity lines of credit	-	-	37
Second mortgages	1,739	1,779	1,608
Other	1	6	3
Total	$4,906	$10,901	$4,311

The table below sets forth our non-performing assets and performing troubled debt restructurings which were in accruing status at the dates indicated.  Loans are generally placed on non-accrual status when they are 90 days or more past due as to principal or interest or when the collection of principal and/or interest becomes doubtful.  There were no loans past due 90 days or more and still accruing interest at March 31, 2011, December 31, 2010 or September 30, 2010.

	March 31, 2011	December 31, 2010	September 30, 2010
	(Dollars in thousands)
Non-accruing loans:
Residential mortgage	$5,117	$8,865	$8,354
Construction and development:
Residential and commercial	1,358	1,393	1,393
Commercial:
Commercial real estate	7,075	4,548	4,476
Multi-family	-	-	1,093
Other	209	209	-
Consumer:
Home equity lines of credit	140	396	457
Second mortgages	2,171	3,207	4,085
Other	1	1	3
Total non-accruing loans	16,071	18,619	19,861
Other real estate owned and other foreclosed assets:
Residential mortgage	2,823	1,203	1,538
Construction and development:
Residential and commercial	207	1,085	1,085
Commercial:
Commercial real estate	1,438	585	2,602
Multi-family	907	550	70
Other	54	54	20
Consumer:
Second mortgages	-	-	-
Total	5,429	3,477	5,315
Total non-performing assets	21,500	22,096	25,176

Performing troubled debt restructurings:
Residential mortgage	2,146	2,150	2,277
Construction and development:
Land loans	1,165	1,167	1,170
Commercial:
Commercial real estate	7,940	7,665	7,742
Multi-family	-	609	612
Other	176	176	175
Consumer:
Second mortgages	-	113	-
Total	11,427	11,880	11,976
Total non-performing assets and performing troubled debt restructurings	$32,927	$33,976	$37,152
Ratios:
Total non-accrual loans as a percent of gross loans	3.05%	3.47%	3.60%
Total non-performing assets as a percent of total assets	3.20%	3.20%	3.49%
Total non-performing assets and performing troubled debt restructurings as a percent of total assets	4.89%	4.91%	5.16%